UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
AMENDMENT NO. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
THE SHAW GROUP INC.
(Exact name of registrant as specified in its charter)

Louisiana	72-1106167
(State of incorporation or organization)	(IRS Employer Identification No.)
4171 Essen Lane, Baton Rouge, Louisiana 70809
(Address of principal executive offices and zip code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights, with respect	New York Stock Exchange
to Common Stock, no par value per share
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.     ☑
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.     ☐
Securities Act registration statement file number to which this form relates: NONE (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act: NONE

     The Shaw Group Inc., a Louisiana corporation (the “Company”), is filing this Amendment No. 1 to supplement and amend its Registration Statement on Form 8-A dated July 30, 2001 (the “Registration Statement”).
     Item 1 of the Registration Statement is amended to add the following paragraph as the last paragraph of Item 1:

Item 1.	Description of Securities to be Registered.
     On December 9, 2010, the Company entered into an Amendment (the “Amendment”) to its Rights Agreement, dated as of July 9, 2001, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent. The Amendment provides that the Rights (as defined in the Rights Agreement) will expire at the close of business on December 31, 2010. The Amendment has the effect of terminating the Company’s shareholder rights plan effective January 1, 2011. The foregoing summary of the Amendment is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 99.2 hereto and is incorporated by reference herein.

Item 2.	Exhibits.

99.1
Rights Agreement dated as of July 9, 2001, between The Shaw Group Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, including the form of Articles of Amendment to the Restated Articles of Incorporation of The Shaw Group Inc. attached thereto as Exhibit A, the form of Rights Certificate attached thereto as Exhibit B and Summary of Rights to Purchase Preferred Shares attached thereto as Exhibit C (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-A filed on July 30, 2001).

99.2
Amendment dated as of December 9, 2010, to Rights Agreement between The Shaw Group Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on December 14, 2010).

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE SHAW GROUP INC. (Registrant)
Date: January 5, 2011	By:	/s/ John Donofrio
John Donofrio,
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1
Rights Agreement dated as of July 9, 2001, between The Shaw Group Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, including the form of Articles of Amendment to the Restated Articles of Incorporation of The Shaw Group Inc. attached thereto as Exhibit A, the form of Rights Certificate attached thereto as Exhibit B and Summary of Rights to Purchase Preferred Shares attached thereto as Exhibit C (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-A filed on July 30, 2001).

99.2
Amendment dated as of December 9, 2010, to Rights Agreement between The Shaw Group Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on December 14, 2010).

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